Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports first quarter 2024 earnings of $343 million, earnings per diluted share of $0.37
Solid core performance and peer-leading margin position the company for consistent, sustainable performance.

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 19, 2024 - Regions Financial Corp. (NYSE:RF) today reported earnings for the first quarter ended March 31, 2024. The company reported first quarter net income available to common shareholders of $343 million and earnings per diluted share of $0.37. First quarter results include the following notable items: an increase to the industry-wide FDIC special assessment accrual, severance-related charges, and the impact of certain securities repositioning. The company reported $1.7 billion in total revenue during the quarter, including $616 million in reported pre-tax pre-provision income(1) and $700 million in adjusted pre-tax pre-provision income(1).

“We continue to focus on the successful execution of our strategic plan, and that is reflected in our core performance," said John Turner, Chairman and CEO of Regions Financial Corp.

Turner added, “Our results reflect the strength and diversity of our balance sheet, robust liquidity position, and proactive interest rate risk management practices. Our hedging strategies position us for success in a vast array of economic conditions and support our commitment to generating consistent, sustainable long-term performance as we once again generated top-quartile returns and a peer-leading net interest margin."

SUMMARY OF FIRST QUARTER 2024 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	3/31/2024	12/31/2023	3/31/2023
Net income	$368	$391	$612
Preferred dividends and other	25	24	24
Net income available to common shareholders	$343	$367	$588

Weighted-average diluted shares outstanding	923	931	942
Actual shares outstanding—end of period	918	924	935

Diluted earnings per common share	$0.37	$0.39	$0.62

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(34)	$(147)	$(2)
Adjustments to non-interest income(1)	(50)	(1)	(1)
Net provision benefit/(expense) from sale of unsecured consumer loans***	—	(8)	—
Total pre-tax adjusted items(1)	$(84)	$(156)	$(3)
Diluted EPS impact*	$(0.07)	$(0.13)	$—

Pre-tax additional selected items**:
Incremental operational losses related to check warranty claims	$(22)	$—	$—
Capital markets income (loss) - CVA/DVA	(2)	(5)	(33)

*     Based on income taxes at an approximate 25% incremental rate.
**     Items impacting results or trends during the period, but are not considered non-GAAP adjustments.
***     The fourth quarter of 2023 loan sale had an associated allowance of $27 million and incurred a $35 million fair value mark recorded through charge-offs, resulting in a net provision expense of $8 million.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance.

Total revenue

	Quarter Ended
($ amounts in millions)	3/31/2024	12/31/2023	3/31/2023	1Q24 vs. 4Q23		1Q24 vs. 1Q23
Net interest income	$1,184	$1,231	$1,417	$(47)	(3.8)%	$(233)	(16.4)%
Taxable equivalent adjustment	13	13	13	—	—%	—	—%
Net interest income, taxable equivalent basis	$1,197	$1,244	$1,430	$(47)	(3.8)%	$(233)	(16.3)%
Net interest margin (FTE)	3.55%	3.60%	4.22%

Non-interest income:
Service charges on deposit accounts	$148	$143	$155	$5	3.5%	$(7)	(4.5)%
Card and ATM fees	116	127	121	(11)	(8.7)%	(5)	(4.1)%
Wealth management income	119	117	112	2	1.7%	7	6.3%
Capital markets income	91	48	42	43	89.6%	49	116.7%
Mortgage income	41	31	24	10	32.3%	17	70.8%
Commercial credit fee income	27	27	26	—	NM	1	3.8%
Bank-owned life insurance	23	22	17	1	4.5%	6	35.3%
Securities gains (losses), net	(50)	(2)	(2)	(48)	NM	(48)	NM
Market value adjustments on employee benefit assets*	15	12	(1)	3	25.0%	16	NM
Other	33	55	40	(22)	(40.0)%	(7)	(17.5)%
Non-interest income	$563	$580	$534	$(17)	(2.9)%	$29	5.4%
Total revenue	$1,747	$1,811	$1,951	$(64)	(3.5)%	$(204)	(10.5)%

Adjusted total revenue (non-GAAP)(1)	$1,797	$1,812	$1,952	$(15)	(0.8)%	$(155)	(7.9)%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee and director benefits that are offset within salaries and employee benefits and other non-interest expense.

Total revenue decreased approximately 4 percent on a reported basis and 1 percent on an adjusted basis(1) compared to the fourth quarter of 2023. Consistent with the company's expectations, net interest income decreased 4 percent to $1.2 billion compared to the fourth quarter attributable to higher deposit and funding costs, partially offset by the impact of higher market interest rates on new fixed-rate asset originations. Total net interest margin decreased 5 basis points to 3.55 percent.

Non-interest income decreased 3 percent on a reported basis but increased 6 percent on an adjusted basis(1) compared to the fourth quarter of 2023. The reported difference was attributable to a $50 million pre-tax loss on securities repositioning executed during the quarter. Service charges increased 3 percent as seasonally higher treasury management fees offset 1 less business day in the quarter. Capital markets income increased 90 percent to $91 million, attributable to increased real estate transactions, merger and acquisitions advisory services, and increased debt capital markets activity. A portion of both real estate capital markets activity and merger and acquisitions advisory services initiated in the prior year were delayed by clients due to market conditions and ultimately closed in the first quarter. Mortgage income also increased during the quarter primarily due to a $6 million update to the company's mortgage pipeline valuation, as well as improved volumes and margins. Wealth management increased 2 percent attributable to better production and improved market conditions. Partially offsetting these increases were decreases in card and ATM fees, which were negatively impacted by higher costs associated with a rewards liability as well as seasonally lower transaction volume, and other non-interest income which was attributable primarily to prior quarter leasing gains and current quarter negative valuation adjustments on certain equity investments.

Non-interest expense

	Quarter Ended
($ amounts in millions)	3/31/2024	12/31/2023	3/31/2023	1Q24 vs. 4Q23		1Q24 vs. 1Q23
Salaries and employee benefits	$658	$608	$616	$50	8.2%	$42	6.8%
Equipment and software expense	101	102	102	(1)	(1.0)%	(1)	(1.0)%
Net occupancy expense	74	71	73	3	4.2%	1	1.4%
Outside services	39	43	39	(4)	(9.3)%	—	NM
Professional, legal and regulatory expenses	28	19	19	9	47.4%	9	47.4%
Marketing	27	31	27	(4)	(12.9)%	—	NM
FDIC insurance assessments	43	147	25	(104)	(70.7)%	18	72.0%
Credit/checkcard expenses	14	15	14	(1)	(6.7)%	—	NM
Operational losses(1)	42	29	13	13	44.8%	29	223.1%
Branch consolidation, property and equipment charges	1	3	2	(2)	(66.7)%	(1)	(50.0)%
Visa class B shares expense	4	6	8	(2)	(33.3)%	(4)	(50.0)%
Gain on early extinguishment of debt	—	(4)	—	4	100.0%	—	NM
Other	100	115	89	(15)	(13.0)%	11	12.4%
Total non-interest expense	$1,131	$1,185	$1,027	$(54)	(4.6)%	$104	10.1%
Total adjusted non-interest expense(1)	$1,097	$1,038	$1,025	$59	5.7%	$72	7.0%

NM - Not Meaningful
(1) The incremental increase in operational losses primarily due to check-related warranty claims totaled $22 million in the first quarter of 2024.

Non-interest expense decreased 5 percent on a reported basis, but increased 6 percent on an adjusted basis(1) compared to the fourth quarter of 2023. First quarter adjusted items included an $18 million increase for Regions' FDIC insurance special assessment accrual and $13 million associated with severance charges. Salaries and benefits increased 8 percent driven primarily by seasonal factors such as payroll tax and 401(k) match resets, one month of merit increases, and higher incentive compensation. Recognized severance charges are expected to lead to lower overall salaries and benefits expense beginning in the second quarter. Operational losses increased compared to the prior quarter attributable to check-related warranty claims from deposits that occurred last year. Despite this increase, current activity has normalized to expected levels and the company continues to expect operational losses to be approximately $100 million for all of 2024.

The company's first quarter efficiency ratio was 64.3 percent on a reported basis and 60.6 percent on an adjusted basis(1). The effective tax rate was 20.7 percent in the first quarter.

Loans and Leases

	Average Balances

($ amounts in millions)	1Q24	4Q23	1Q23	1Q24 vs. 4Q23		1Q24 vs. 1Q23
Commercial and industrial	$50,090	$50,939	$51,158	$(849)	(1.7)%	$(1,068)	(2.1)%
Commercial real estate—owner-occupied	5,131	5,136	5,305	(5)	(0.1)%	(174)	(3.3)%
Investor real estate	8,833	8,772	8,404	61	0.7%	429	5.1%
Business Lending	64,054	64,847	64,867	(793)	(1.2)%	(813)	(1.3)%
Residential first mortgage	20,188	20,132	18,957	56	0.3%	1,231	6.5%
Home equity	5,605	5,663	5,921	(58)	(1.0)%	(316)	(5.3)%
Consumer credit card	1,315	1,295	1,214	20	1.5%	101	8.3%
Other consumer—exit portfolios	35	110	527	(75)	(68.2)%	(492)	(93.4)%
Other consumer*	6,223	6,246	5,791	(23)	(0.4)%	432	7.5%
Consumer Lending	33,366	33,446	32,410	(80)	(0.2)%	956	2.9%
Total Loans	$97,420	$98,293	$97,277	$(873)	(0.9)%	$143	0.1%

NM - Not meaningful.
*     Other consumer loans includes EnerBank (Regions' point of sale home improvement portfolio).

Average loans and leases declined by 1 percent compared to the prior quarter. Average business loans decreased 1 percent, while average consumer loans remained relatively stable. Approximately $870 million of commercial loans were refinanced off the company's balance sheet during the quarter through the debt capital markets. Within consumer, growth included residential first mortgage, EnerBank and consumer credit card loan categories.

Deposits

	Average Balances

($ amounts in millions)	1Q24	4Q23	1Q23	1Q24 vs. 4Q23		1Q24 vs. 1Q23
Total interest-bearing deposits	$86,200	$83,247	$79,450	$2,953	3.5%	$6,750	8.5%
Non-interest-bearing deposits	40,926	43,167	49,592	(2,241)	(5.2)%	(8,666)	(17.5)%
Total Deposits	$127,126	$126,414	$129,042	$712	0.6%	$(1,916)	(1.5)%

($ amounts in millions)	1Q24	4Q23	1Q23	1Q24 vs. 4Q23		1Q24 vs. 1Q23
Consumer Bank Segment	$79,150	$79,384	$82,200	$(234)	(0.3)%	$(3,050)	(3.7)%
Corporate Bank Segment	37,064	36,291	36,273	773	2.1%	791	2.2%
Wealth Management Segment	7,766	7,690	8,463	76	1.0%	(697)	(8.2)%
Other	3,146	3,049	2,106	97	3.2%	1,040	49.4%
Total Deposits	$127,126	$126,414	$129,042	$712	0.6%	$(1,916)	(1.5)%

	Ending Balances as of
				3/31/2024		3/31/2024
($ amounts in millions)	3/31/2024	12/31/2023	3/31/2023	vs. 12/31/2023		vs. 3/31/2023
Consumer Bank Segment	$81,129	$80,031	$83,296	$1,098	1.4%	$(2,167)	(2.6)%
Corporate Bank Segment	37,043	36,883	35,185	160	0.4%	1,858	5.3%
Wealth Management Segment	7,792	7,694	7,941	98	1.3%	(149)	(1.9)%
Other	3,018	3,180	2,038	(162)	(5.1)%	980	48.1%
Total Deposits	$128,982	$127,788	$128,460	$1,194	0.9%	$522	0.4%

The company's deposit base continues to be a source of strength and a differentiator in liquidity and margin performance. Total ending and average deposits increased modestly during the first quarter and included continued remixing out of non-interest-bearing products into interest-bearing products. Declines in average Consumer deposits were offset by stability or growth in the other segments.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2024	12/31/2023	3/31/2023
Allowance for credit losses (ACL) at period end	$1,731	$1,700	$1,596
ACL/Loans, net	1.79%	1.73%	1.63%
ALL/Loans, net	1.67%	1.60%	1.50%
Allowance for credit losses to non-performing loans, excluding loans held for sale	191%	211%	288%
Allowance for loan losses to non-performing loans, excluding loans held for sale	179%	196%	266%
Provision for credit losses	$152	$155	$135
Net loans charged-off	$121	$132	$83
Adjusted net loan charge-offs (non-GAAP)(1)	$121	$97	$83
Net loans charged-off as a % of average loans, annualized	0.50%	0.54%	0.35%
Adjusted net loan charge-offs as a % of average loans, annualized (non-GAAP) (1)	0.50%	0.39%	0.35%
Non-performing loans, excluding loans held for sale/Loans, net	0.94%	0.82%	0.56%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.95%	0.84%	0.58%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	1.10%	1.01%	0.71%
Total Criticized Loans—Business Services**	$4,978	$4,659	$3,725
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Overall asset quality continued to normalize during the quarter. Business services criticized loans and non-performing loans increased driven primarily by downgrades within loan categories previously identified as under stress. The increase in non-performing loans in the first quarter was primarily attributable to office, professional services, transportation, and manufacturing industries. Total reported and adjusted(1) net charge-offs for the quarter were $121 million, or 50 basis points of average loans. The increase in adjusted net charge-offs versus the prior quarter was attributable primarily to a large restaurant credit and a commercial manufacturing credit.

The increase to the allowance for credit losses compared to the fourth quarter was attributable primarily to adverse risk migration and continued credit quality normalization, as well as higher qualitative adjustments for incremental risk in certain portfolios previously identified as under stress.

The allowance for credit loss ratio increased 6 basis points to 1.79 percent of total loans, while the allowance as a percentage of nonperforming loans decreased to 191 percent.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2024	12/31/2023	3/31/2023
Common Equity Tier 1 ratio(2)	10.3%	10.3%	9.9%
Tier 1 capital ratio(2)	11.6%	11.6%	11.2%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	6.42%	6.79%	6.31%
Tangible common book value per share (non-GAAP)(1)*	$10.42	$10.77	$10.01
Loans, net of unearned income, to total deposits	75.1%	77.0%	76.3%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position with estimated capital ratios remaining well above current regulatory requirements. The Common Equity Tier 1(2) and Tier 1(2) ratios were estimated at 10.3 percent and 11.6 percent, respectively, at quarter-end.

During the first quarter, the company repurchased 5.5 million shares of common stock for a total of $102 million through open market purchases and declared $220 million in dividends to common shareholders.

The company's liquidity position also remains robust as of March 31, 2024, with total available liquidity of approximately $60.8 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity, unencumbered securities, and capacity at the Federal Reserve's Discount Window. These sources are sufficient to cover uninsured deposits at a ratio of 182 percent as of quarter end (this ratio excludes intercompany and secured deposits).

(1)Non-GAAP; refer to pages 11, 14, 15 and 17 of the financial supplement to this earnings release for reconciliations.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on Apr. 19, 2024, an archived recording of the webcast will be available at the Investor Relations page of ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $155 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in interest rates and unemployment rates, inflation, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our businesses and our financial results and conditions.
•Changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets (such as our portfolio of investment securities) and obligations, as well as the availability and cost of capital and liquidity.
•Volatility and uncertainty about the direction of interest rates and the timing of any changes, which may lead to increased costs for businesses and consumers and potentially contribute to poor business and economic conditions generally.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to declining interest rates, and the related acceleration of premium amortization on those securities.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, or the need to price interest-bearing deposits higher due to competitive forces. Either of these activities could increase our funding costs.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The loss of value of our investment portfolio could negatively impact market perceptions of us.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•The effects of social media on market perceptions of us and banks generally.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Volatility in the financial services industry (including failures or rumors of failures of other depository institutions), along with actions taken by governmental agencies to address such turmoil, could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of which possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within expected timeframes, or might be less than projected; and difficulties in integrating acquired businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to achieve our expense management initiatives.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair the ability of those borrowers to service any loans outstanding to them and/or reduce demand for loans in those industries.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•Fraud, theft or other misconduct conducted by external parties, including our customers and business partners, or by our employees.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which inability could, among other things, result in a breach of operating or security systems as a result of a cyber-attack or similar act or failure to deliver our services effectively.

•Our ability to identify and address operational risks associated with the introduction of or changes to products, services, or delivery platforms.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, such as changes to debit card interchange fees, special FDIC assessments, any new long-term debt requirements, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover laws and exclusive forum provision in our certificate of incorporation and bylaws.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios and our ability to return capital to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Any impairment of our goodwill or other intangibles, any repricing of assets or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment declining operations of the reporting unit or other factors.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage (especially in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•The impact of pandemics on our businesses, operations and financial results and conditions. The duration and severity of any pandemic as well as government actions or other restrictions in connection with such events could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values and result in lost revenue or additional expenses.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2023 and in Regions’ subsequent filings with the SEC.

You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net loan charge-offs (GAAP) are presented excluding adjustments to arrive at adjusted net loan-charge offs (non-GAAP). Adjusted net loan charge-offs as a percentage of average loans (non-GAAP) are calculated as adjusted net loan charge-offs (non-GAAP) divided by average loans (GAAP) and annualized. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.